Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Mark A. Varney, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
President and CEO	Media Contact:
Cortex Pharmaceuticals, Inc.	Janet Vasquez
949.727.3157	The Investor Relations Group
212.825.3210

CORTEX RECEIVES NOTICE OF NON-COMPLIANCE FROM NYSE AMEX FOR CONTINUED LISTING REQUIREMENTS

IRVINE, CA (May 22, 2009) — Cortex Pharmaceuticals, Inc. (NYSE Amex (COR)) reported that it has received notice from the NYSE Amex LLC indicating that the company is not in compliance with certain of the Exchange’s continued listing standards. Specifically, the notice indicated that the company is not in compliance with Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iii) of the NYSE Amex Company Guide regarding stockholders’ equity and losses from continuing operations and/or net losses; and Section 1003(a)(iv) of the Company Guide in that its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the company will be able to continue operations and/or meet its obligations as they mature.

In order to maintain its listing, Cortex has the opportunity to submit a plan of compliance by June 18, 2009, advising the Exchange of action it has taken or will take, that would bring it into compliance with Section 1003(a)(iv) of the Company Guide by November 18, 2009 and with Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iii) of the Company Guide within a maximum of 18 months, or by November 18, 2010 (the “plan period”). Cortex intends to make a timely submission of its plan to the NYSE Amex.

The Exchange will evaluate the submitted plan and determine whether the plan includes a reasonable demonstration of an ability to regain compliance with the continued listing standards within the specified timeframes, in which case the plan will be accepted. However, there can be no assurance that such plan will be accepted by the Exchange.

If the submitted plan is not accepted by NYSE Amex, or if the plan is accepted but Cortex is not in compliance with the continued listing standards within the appropriate time periods, or if Cortex does not make progress consistent with the plan during the plan period, the company may become subject to delisting proceedings. If the NYSE Amex staff determines that it will initiate delisting proceedings, Cortex may appeal the decision at a hearing with the exchange.

Prior to submitting its plan and while the plan is under review by the NYSE Amex, Cortex expects that its common stock will continue to trade without interruption on NYSE Amex; however the trading symbol for the company’s common stock will have an indicator (.BC) added as an extension to signify noncompliance with the continued listing standards. The .BC indicator will remain as an extension on the company’s trading symbol until Cortex has regained compliance with all applicable continued listing standards. The NYSE Amex website will also include Cortex on a list of issuers that do not comply with the continued listing standards.

Currently patient enrollment is underway in Cortex’s clinical trial of CX1739 in patients with moderate to severe sleep apnea. This pilot study in patients was undertaken based on promising animal data generated by Dr. John Greer at the University of Alberta. Chronic sleep apnea can lead to serious long-term consequences such as cardiovascular disease, stroke and diabetes. Also, recent studies with Cortex’s High Impact AMPAKINE molecules in animal studies demonstrated that CX1837 produced marked increases in the rate and extent of recovery of motor function following brain damage induced by a stroke in mice. In another study, CX929 exhibited a mood stabilizing effect in mice, suggesting the potential for treating bipolar disorder. The company currently has two compounds in clinical development: CX1739, which is targeted for sleep apnea and ADHD, and i.v. CX717 for treatment of drug-induced respiratory depression.

Cortex currently is actively engaged in on-going discussions related to strategic alternatives, including licensing, partnering and M&A opportunities. At some time in the future, Cortex may also seek to raise additional capital through the sale of debt or equity. There can be no assurance that any of these aforementioned discussions will result in a transaction.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for treating psychiatric disorders, neurological diseases and brain-mediated breathing disorders. Cortex is pioneering a class of proprietary pharmaceuticals called AMPAKINE® compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. For additional information regarding Cortex, please visit the Company’s website at http://www.cortexpharm.com

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning Cortex’s continued listing of its common stock on the NYSE Amex Equities Market and its strategic development activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on Cortex’s current beliefs and expectations. The success of such activities depends on a number of factors, including the risks that Cortex may not generate sufficient cash from operations and from external financing to continue as a going concern; that Cortex may not be successful in securing any licensing, partnering or M&A arrangements; that Cortex’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that patents may not issue from its patent applications; that competitors may challenge or design around Cortex’s patents or develop competing technologies; that Cortex may have insufficient resources to undertake proposed clinical studies; that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete; and that Cortex may not be able to meet the continued listing requirements of the NYSE Amex. As discussed in Cortex’s Securities and Exchange Commission filings, its proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. Cortex undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

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